Exhibit 99.1

Contact:
Quintin Lai Vice President, Corporate Development, Strategy & Investor Relations (610) 594-3318

West Announces Fourth Quarter and Full-Year 2015 Results
Reports Quarterly Sales of $359.7 Million and Adjusted Diluted EPS of $0.47.
Annual Sales of $1.4 Billion Generated Adjusted Diluted EPS of $1.83 in 2015.
Reaffirms 2016 Guidance for 6% to 8% Growth in Net Sales at Constant Currency.
Provides Full-Year 2016 Adjusted Diluted EPS Guidance in the Range of $2.10 to $2.25.
- Conference Call Scheduled for 9 a.m. EST Today -

Exton, PA February 18, 2016 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the fourth quarter and full-year 2015 and provided detailed financial guidance for the year 2016.

Executive Summary

•	Fourth-quarter 2015 reported sales of $359.7 million grew 2.8% over the prior-year quarter. Net sales at constant currency grew by 9.7% for the quarter.

•	Full-year 2015 sales of $1.4 billion declined by 1.5% due to currency, with net sales at constant currency growing 7.2%.

•
Fourth-quarter 2015 reported diluted EPS was $0.45. On an adjusted basis, diluted EPS was $0.47 and grew 4% from the same period last year. Excluding an additional $0.05 in adverse currency effects, fourth-quarter adjusted diluted EPS would have grown by 16%.

•
Full-year 2015 reported diluted EPS was $1.30. On an adjusted basis, diluted EPS was $1.83 and grew 3% from 2014. Excluding an additional $0.29 in adverse currency effects, full-year 2015 adjusted diluted EPS would have grown by 19%.

•
Guidance is reaffirmed for 2016 net sales at constant-currency growth between 6% and 8%. Full-year 2016 adjusted diluted EPS is expected to be in a range between $2.10 and $2.25, or 15% to 23% growth over 2015.

“Adjusted diluted EPS” and “net sales at constant currency” are Non-GAAP measurements. See discussion under the heading “Non-GAAP Financial Measures” in this release.

Executive Commentary
“West had a strong finish to 2015, growing reported sales and net sales at constant currency in both Packaging Systems and Delivery Systems in the quarter,” said Eric M. Green, President and Chief Executive Officer. “I am pleased with the execution of all of our teams and operations, which is reflected in our sales, gross margin expansion and EPS growth. Excluding the impact of changes in foreign currency exchange rates, our fourth-quarter 2015 adjusted diluted EPS grew by 16%.”
“We intend to build on the 2015 momentum, deepening our relationships with our customers, expanding manufacturing capacity, optimizing global operations and investing in new technologies to extend our leadership position in the containment and delivery of injectable therapies. We recently announced that West is realigning its business organization into three broad functional groups - Commercial, Global Operations and Innovation & Technology.”
“The Commercial organization will leverage the strength of West’s proprietary product portfolio by focusing on three key markets - Biologics, Generics and Pharma. These three markets have the scale and favorable long-term growth trends to continue to drive our future growth. This new alignment will enable our teams to be more responsive in addressing the unique needs of each market.”
“Improved coordination and efficiency in our global operations and supply chain are critical to our long-term vision. To that end, the newly formed Global Operations organization will be responsible for all manufacturing and the supply chain around the world, replacing what was fundamentally a regional approach. We will continue to expand our capacity and capabilities to take advantage of the favorable trends in key markets. We expect to invest between $150 million to $175 million in capital expenditures in 2016 on projects ranging from the ongoing construction of our new center of excellence in Waterford, Ireland to further expanding high-value component capacity in Kinston, North Carolina. We believe there are opportunities to better leverage our growing operational footprint by centralizing the management of our operations.”
“We are continuing to invest in developing new products and services, and the Innovation & Technology organization will focus on product design and development, combining the R&D functions of our historic business segments. This unit’s mission is to ensure that our collective knowledge is applied to developing the leading-edge containment, administration and delivery systems for injectable therapies. These will include promising further developments of our platform technologies, including the SmartDose® wearable injector and Daikyo Crystal Zenith®, in combination with proprietary containment solutions, such as West FluroTec®, Envision™ and NovaPure®.”
“In conjunction with the overall organizational changes announced in January, our Board of Directors has approved a restructuring program that includes a modest reduction in force of approximately 1% to 2% of our employees. We are streamlining certain of our operations, realigning commercial activities and investing to meet the needs of the markets we serve.”

“Our team has made good early progress in transitioning West into a more market-led, customer focused organization. The senior leadership team and I will provide more details on West’s progress and long-term opportunities at our Investor Day, on March 10, 2016 in New York City.”
Mr. Green concluded, “With a strong finish to 2015, we enter 2016 with good momentum. We are reaffirming our 2016 guidance for 6% to 8% net sales growth at constant currency, and expect 2016 adjusted diluted EPS to grow in the range of 15% to 23% over 2015, to between $2.10 to $2.25.”
Fourth Quarter 2015 Results

Reported net sales of $359.7 million were 2.8% higher than the prior-year quarter, and net sales at constant currency grew by 9.7%. The increases were led by high-value packaging component sales and contract manufacturing revenue.

Gross profit margin improved to 33.3%, an increase of 1.9 margin points compared to the 2014 quarter. The improvement reflects a more profitable sales mix, favorable pricing, lower raw material costs and volume-related labor efficiency, offset in part by increased overhead costs, including depreciation and repairs. Consolidated gross profit was $119.6 million, or 9.0% higher than in the prior-year period, despite $8.0 million, or 7.3%, of adverse currency effects.

R&D costs increased $2.2 million to $10.0 million, or 2.8% of revenue, in the quarter, compared to 2.2% of revenue in the prior-year period, on increases relating to high-value packaging initiatives, Daikyo CZ® and SmartDose. SG&A costs of $62.4 million were $3.6 million higher than the 2014 period, primarily due to increased incentive-program and other compensation costs, mitigated by the favorable effects of currency.

Fourth Quarter 2015 Business Segment Results

Pharmaceutical Packaging Systems
PPS reported sales were $251.4 million in the quarter, or 1.7% higher than reported in the 2014 quarter. Net sales at constant currency were $271.3 million, or 9.8% higher than the prior-year period. High-value packaging component sales grew 13.5% at constant currency. FluroTec® and Teflon®-coated components, and Envision vision-inspected components contributed most of that growth and, overall, high-value components were 45.8% of product sales, compared to 44.3% in the prior-year period. Net sales at constant currency grew in all major geographic markets in the quarter, led by the Americas and Asia.
The PPS backlog of committed orders at December 31, 2015 was $413.2 million, or 29% higher than at the prior-year end at constant currency, as extended lead-times for certain high-value products have persisted as a result of new business generated in 2015. Process improvements and the availability of new capacity are expected to reduce those lead- times and to begin to relieve the backlog during the first half of 2016.

Gross profit of $96.7 million was $7.2 million and 8.0% higher than the prior-year quarter, despite $6.7 million of unfavorable currency effects. Gross profit margin improved 2.3 margin points to 38.5%, primarily on the positive effects of a more profitable sales mix and pricing. These were mitigated primarily by higher overhead costs, including depreciation, supplies and repairs associated with additional capacity and throughput.
SG&A costs increased $3.3 million to $34.9 million, net of $2.5 million of currency effects. The increase is due to incentive and other compensation associated with increased sales and associated support. Research and development costs of $4.6 million were $1.2 million higher than in the prior-year period due to increased project costs associated with high-value product development.
Operating profit was $56.5 million, resulting in an operating margin of 22.5%, compared to $55.9 million and 22.6% in the 2014 period. Comparisons of operating profit to the 2014 period were adversely impacted by $4.0 million of unfavorable currency effects.
Pharmaceutical Delivery Systems
Fourth-quarter reported net sales were $108.5 million, $5.5 million higher than in the prior-year period. Net sales at constant currency were $112.5 million, a 9.2% increase over the comparable 2014 period. Contract manufacturing revenues grew 15.6%, driven primarily by demand for diabetes care products, including insulin pen and glucose monitoring device components. SmartDose injector sales declined by $1.6 million compared to the prior-year period, when sales were sharply higher as a result of clinical trials that have since concluded. Other proprietary product sales were substantially unchanged. As a result, proprietary product sales comprised 23.7% of segment sales, compared to 27.4% in the 2014 quarter.
Gross profit grew 13.4%, to $22.9 million, from $20.2 million in the 2014 quarter, primarily as a result of sales-volume driven efficiencies in contract manufacturing, net of $1.3 million in adverse currency effects. As a result, gross margin improved 1.5 margin points, to 21.1%.
SG&A costs of $10.4 million were $0.4 million lower than the 2014 quarter. R&D costs of $5.4 million were $1.0 million higher than in the prior-year period as a result of further development efforts focused on SmartDose and Daikyo Crystal Zenith products.
Growth in net sales and gross profit yielded a 38.5% increase in operating profit, to $7.2 million and 6.6% of net sales, from $5.2 million and 5.0% in the 2014 period.
Corporate and Other
General corporate costs increased $1.2 million, to $9.8 million, compared to the prior-year quarter, primarily as a result of achievement awards under the Company’s annual incentive compensation, while stock-based compensation costs declined $0.9 million from the prior-year period, primarily due to relative performance against plan goals. U.S. pension expense increased $0.3 million, to $2.1 million, primarily as a result of re-measurement of plan assets and liabilities in connection with the September 2015 purchase of a group annuity contract for pre-2015 retirees and their beneficiaries, which is discussed in “Non-GAAP Financial Measures” below.
The annual effective tax rate (ETR) used in determining adjusted net income was 27.0%, which is unchanged from 2014. The fourth-quarter 2015 results include the year-to-date effect of a reduction in the annual ETR from the Company’s prior estimate of 27.8%. The reduction was primarily the result of the reinstatement of the U.S. R&D tax credit and changes in the geographic mix of earnings.

Full-Year 2016 Financial Guidance

West’s expected full-year 2016 revenue, margin and EPS guidance are as follows:

(in millions, except EPS)	2016 Estimated Guidance	2015 Actual Results
Consolidated net sales	$1,485 to $1,510	$1,399.8
Consolidated gross profit margin (% of sales)	33.3% to 34.0%	32.6%
Pharmaceutical Packaging Systems sales	$1,065 to $1,080	$1,000.7
Pharmaceutical Packaging Systems Gross profit margin (% of sales)	38.3% to 38.8%	38.1%
Pharmaceutical Delivery Systems sales	$420 to $430	$400.2
Pharmaceutical Delivery Systems Gross profit margin (% of sales)	20.7% to 21.7%	18.5%
Full-Year adjusted diluted EPS	$2.10 to $2.25	$1.83

The estimated guidance for revenue reflects sales and results based on currently- prevailing exchange rates. The principal currency assumption used in preparing these estimates is the translation of the euro at $1.12 for the remainder of 2016. The comparable weighted-average euro/U.S. dollar exchange rate for 2015 was $1.11.

The Company’s estimated guidance for 2016 includes approximately $45 million in net sales at constant currency from sales and development income associated with certain proprietary products, including Daikyo CZ vials, syringes and cartridges and the SmartDose electronic wearable injector. Those sales are predominantly associated with customers’ research, development and other pre-commercial efforts involving West’s proprietary products, the pre-commercial nature of which increases the risk that actual results may be lower than estimates.

The Board of Directors has approved a restructuring plan designed to repurpose several of our production facilities in support of growing high-value proprietary products and to realign operational and commercial activities to meet the needs of our new market-focused commercial organization. These changes are expected to be implemented over the next 12 to 24 months. The total 2016 charge associated with this plan will be in the range of $23 million to $28 million, the majority of which will be recorded in our first-quarter 2016 results. The charge consists of a range of $17 million to $20 million in non-cash asset write-downs associated with the discontinued use of certain trademarks and equipment, and a range of $6 million to $8 million for cash severance charges on personnel reductions representing 1% to 2% of our global workforce. Our earnings guidance includes approximately $4 million to $5 million in cost reductions from this program to be realized in 2016, with cost saving benefits growing to $8 million to $10 million in 2017.

The 2016 adjusted diluted EPS guidance excludes the after-tax effects of between $23 million to $28 million in anticipated restructuring charges that are expected to be incurred during 2016, and the estimated $6 million to $8 million impact of the potential devaluation of the Venezuelan bolivar, which has not been recognized because the Company continues to operate under the official exchange rate.

The Company expects that its annual effective tax rate, used in determining adjusted net income and adjusted diluted EPS, will be approximately 28.5%, an increase of approximately 1.5% percentage points. The increase is due to an expected change in the geographic mix of earnings, driven in large part by growing U.S. demand for, and production of, high-value packaging components.
The Company estimates its 2016 capital spending at between $150 million and $175 million, including approximately $60 million for the ongoing construction of a new facility in Waterford, Ireland.
Fourth-Quarter Conference Call
The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 877-930-8295 (U.S.) or 253-336-8738 (International). The conference ID is 48925428.
A live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investors” section. Management will refer to a slide presentation during the call, which will be made available on the day of the call. To view the presentation, select “Presentations” in the “Investors” section of the Company’s website.
An online archive of the broadcast will be available at the site three hours after the live call and will be available through Thursday, February 25, 2016, by dialing 855-859-2056 (U.S.) or 404-537-3406 (International) and entering conference ID 48925428.

Forward-Looking Statements
Certain forward-looking statements are included in this release. They use such words as “may,” “will,” “enable,” “expect,” “intend,” “optimizing,” “focus,” “reaffirming,” and other similar terminology. These statements reflect management’s current expectations regarding future events and operating performance and speak only as of the date of this release. There is no certainty that actual results will be achieved in line with current expectations. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: customers’ changing inventory requirements and manufacturing plans; customer decisions to move forward with our new products and product categories; average profitability, or mix, of the products we sell; dependence on third-party suppliers and partners; interruptions or weaknesses in our supply chain; increased raw material costs; fluctuations in currency exchange; and the ability to meet development milestones with key customers. This list of important factors is not all inclusive. For a description of certain additional factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see Item 1A, entitled “Risk Factors,” in the company's Annual Report on Form 10-K for the years ended December 31, 2014.
Except as required by law or regulation, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
Non-GAAP Financial Measures
This press release and the preceding discussion of our results, financial guidance and the accompanying financial tables use the following financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP), and therefore are referred to as Non-GAAP financial measures:

•	Net sales at constant currency

•	Adjusted operating profit

•	Adjusted income tax expense

•	Adjusted net income

•	Adjusted diluted EPS

•	Net debt

•	Total invested capital

•	Net debt-to-total invested capital

West believes that these Non-GAAP measures of financial results provide useful information to management and investors regarding business trends, results of operations, and the Company’s overall performance and financial position. Our executive management team uses these financial measures to evaluate the performance of the Company in terms of profitability and efficiency, to compare operating results to prior periods, to evaluate changes in the operating results of each segment, and to measure and allocate financial resources to our segments. The Company believes that the use of these Non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends in comparing its financial measures with other companies.
Our executive management does not consider such Non-GAAP measures in isolation or as an alternative to such measures determined in accordance with GAAP. The principal limitation of these financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded. In addition, they are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded. In order to compensate for these limitations, Non-GAAP financial measures are presented in connection with GAAP results. We urge investors and potential investors to review the reconciliations of our Non-GAAP financial measures to the comparable GAAP financial measures, and not to rely on any single financial measure to evaluate the Company’s business.
In calculating adjusted operating profit, adjusted income tax expense, adjusted net income and adjusted diluted EPS, we exclude the impact of items that are not considered representative of ongoing operations. Such items may include restructuring and related costs, certain asset impairments, other specifically-identified gains or losses, and discrete income tax items. A reconciliation of these adjusted Non-GAAP measures to the comparable GAAP financial measures is included in the accompanying tables.
The following is a description of the items excluded from adjusted operating profit, adjusted net income and adjusted diluted EPS for the three and twelve-month periods presented in the accompanying tables:
Pension settlement charge - During the three and twelve months ended December 31, 2015, the Company recorded a pension settlement charge of $1.4 million and $3.4 million, respectively, related to lump-sum payouts made to terminated vested participants of its U.S. qualified pension plan. During the twelve months ended December 31, 2015, the Company also recorded a pension settlement charge of $47.0 million in connection with a purchase of a group annuity contract from Metropolitan Life Insurance Company (“MetLife”) to settle $139.4 million of its $313.6 million outstanding pension benefit obligation under its U.S. qualified pension plan. MetLife assumed the obligation to pay future pension benefits and provide administrative services beginning November 1, 2015 for approximately 1,750 retirees and surviving beneficiaries who retired before January 1, 2015 and are currently receiving payments from this plan. The purchase was funded directly by plan assets.
Executive retirement and related costs - During the twelve months ended December 31, 2015, the Company recorded a $10.9 million charge for executive retirement and related costs, including $2.4 million for a long-term incentive plan award for the Company’s previous chief executive officer (“CEO”), $8.0 million for the revaluation of modified outstanding awards to provide for continued vesting for the Company’s previous CEO and Senior Vice President of Human Resources in conjunction with their retirement, and $0.5 million for other costs, including relocation and legal fees.

License costs - During the twelve months ended December 31, 2014, the Company recorded a $1.2 million charge for license costs associated with acquired in-process research.
Discrete tax items - During the three and twelve months ended December 31, 2015, the Company recorded a discrete tax charge of $0.8 million resulting from the impact of a change in the enacted tax rate in the United Kingdom on our previously-recorded deferred tax asset balances. During the three and twelve months ended December 31, 2014, the Company recorded a discrete tax charge of $1.0 million resulting from the impact of a change in apportionment factors on state tax rates applied to items in other comprehensive income and a discrete tax charge of $0.8 million as a result of the finalization of estimates of foreign tax credits available with respect to a repatriation of cash from the Company’s subsidiaries in Israel.

WEST PHARMACEUTICAL SERVICES, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in millions, except per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2015		2014		2015		2014
Net sales	$359.7	100%	$349.8	100%	$1,399.8	100%	$1,421.4	100%
Cost of goods and services sold	240.1	67	240.1	69	944.0	67	973.6	68
Gross profit	119.6	33	109.7	31	455.8	33	447.8	32
Research and development	10.0	3	7.8	2	34.1	3	37.3	3
Selling, general and administrative expenses	62.4	17	58.8	16	233.0	17	228.7	16
Other expense (income), net	2.0	—	(1.5)	—	60.1	4	(0.2)	—
Operating profit	45.2	13	44.6	13	128.6	9	182.0	13
Interest expense, net	2.6	1	2.9	1	12.5	1	13.0	1
Income before income taxes	42.6	12	41.7	12	116.1	8	169.0	12
Income tax expense	11.2	3	11.8	3	26.3	1	47.2	3
Equity in net income of affiliated companies	2.0	—	1.5	—	5.8	—	5.3	—
Net Income	$33.4	9%	$31.4	9%	$95.6	7%	$127.1	9%

Net income per share:
Basic	$0.46		$0.44		$1.33		$1.79
Assuming dilution	$0.45		$0.43		$1.30		$1.75

Average common shares outstanding	72.3		71.3		72.0		70.9
Average shares assuming dilution	74.1		73.2		73.8		72.8

WEST PHARMACEUTICAL SERVICES REPORTING SEGMENT INFORMATION (UNAUDITED) (in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
Net Sales:	2015	2014	2015	2014
Pharmaceutical Packaging Systems	$251.4	$247.1	$1,000.7	$1,019.7
Pharmaceutical Delivery Systems	108.5	103.0	400.2	402.5
Eliminations	(0.2)	(0.3)	(1.1)	(0.8)
Consolidated Total	$359.7	$349.8	$1,399.8	$1,421.4

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$56.5	$55.9	$235.7	$223.0
Pharmaceutical Delivery Systems	7.2	5.2	12.0	13.5
US pension expense	(2.1)	(1.8)	(6.5)	(7.3)
Stock-based compensation expense	(5.2)	(6.1)	(19.2)	(18.6)
General corporate costs	(9.8)	(8.6)	(32.1)	(27.4)
Adjusted Operating Profit	$46.6	$44.6	$189.9	$183.2
Pension settlement charge	(1.4)	—	(50.4)	—
Executive retirement and related costs	—	—	(10.9)	—
License costs	—	—	—	(1.2)
Reported Operating Profit	$45.2	$44.6	$128.6	$182.0

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to "Non-GAAP Financial Measures" for more information
(in millions, except per share data)

Three months ended December 31, 2015	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$45.2	$11.2	$33.4	$0.45
Pension settlement charge	1.4	0.5	0.9	0.01
Discrete tax items	—	(0.8)	0.8	0.01
Adjusted (Non-GAAP)	$46.6	$10.9	$35.1	$0.47

Twelve months ended December 31, 2015	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$128.6	$26.3	$95.6	$1.30
Pension settlement charge	50.4	18.4	32.0	0.43
Executive retirement and related costs	10.9	4.0	6.9	0.09
Discrete tax items	—	(0.8)	0.8	0.01
Adjusted (Non-GAAP)	$189.9	$47.9	$135.3	$1.83

Three months ended December 31, 2014	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$44.6	$11.8	$31.4	$0.43
Discrete tax items	—	(1.8)	1.8	0.02
Adjusted (Non-GAAP)	$44.6	$10.0	$33.2	$0.45

Twelve months ended December 31, 2014	Operating profit	Income tax expense	Net income	Diluted EPS
Reported (GAAP)	$182.0	$47.2	$127.1	$1.75
License costs	1.2	0.4	0.8	0.01
Discrete tax items	—	(1.8)	1.8	0.02
Adjusted (Non-GAAP)	$183.2	$45.8	$129.7	$1.78

WEST PHARMACEUTICAL SERVICES
RECONCILIATION OF NON-GAAP MEASURES (UNAUDITED)
Please refer to "Non-GAAP Financial Measures" for more information
(in millions, except per share data)

Reconciliation of Net Sales to Net Sales at Constant Currency(1)

Three months ended December 31, 2015	PPS	PDS	Eliminations	Total
Reported net sales (GAAP)	$251.4	$108.5	$(0.2)	$359.7
Effect of changes in currency translation rates	19.9	4.0	—	23.9
Net sales at constant currency (Non-GAAP)(1)	$271.3	$112.5	$(0.2)	$383.6

Reconciliation of Net Sales to Net Sales at Constant Currency(1)

Twelve months ended December 31, 2015	PPS	PDS	Eliminations	Total
Reported net sales (GAAP)	$1,000.7	$400.2	$(1.1)	$1,399.8
Effect of changes in currency translation rates	105.2	18.7	—	123.9
Net sales at constant currency (Non-GAAP)(1)	$1,105.9	$418.9	$(1.1)	$1,523.7

Reconciliation of adjusted diluted EPS guidance to reported diluted EPS guidance

Full Year 2016 Guidance(2) (3)
Adjusted diluted EPS guidance	$2.10 to $2.25
Estimated restructuring charges	(0.23 to 0.28)
Estimated currency devaluation (Venezuela)	(0.06 to 0.08)
Reported diluted EPS guidance	$1.74 to $1.96

(1)
Net sales at constant currency translates the current-period reported sales of subsidiaries whose functional currency is other than the U.S. dollar at the applicable foreign exchange rates in effect during the comparable prior-year period.

(2)	See "Full-Year 2016 Financial Guidance" and “Non-GAAP Financial Measures” in today's press release for additional information regarding adjusted diluted EPS.

(3)	Guidance includes various currency exchange rate assumptions, most significantly the Euro at $1.12 for the remainder of 2016. Actual results will vary as a result of exchange rate variability.

WEST PHARMACEUTICAL SERVICES CASH FLOW ITEMS (UNAUDITED) (in millions)

	Twelve Months Ended December 31,
	2015	2014
Depreciation and amortization	$89.9	$90.0
Operating cash flow	$212.4	$182.9
Capital expenditures	$131.6	$111.9

WEST PHARMACEUTICAL SERVICES FINANCIAL CONDITION (UNAUDITED) (in millions)

	As of December 31, 2015	As of December 31, 2014
Cash and cash equivalents	$274.6	$255.3
Debt	$298.2	$335.5
Equity	$1,023.9	$956.9
Net debt-to-total invested capital(4)	2.3%	7.7%
Working capital	$359.4	$406.6

(4) Net debt and total invested capital are Non-GAAP measures. Net debt is determined by reducing total debt by the amount of cash and cash equivalents, and for purpose of measuring net debt to invested capital, total invested capital is the sum of net debt and shareholders’ equity. Please refer to “Non-GAAP Financial Measures” in this release for additional information regarding those measures.

Trademark Notices
Trademarks and registered trademarks are the property of West Pharmaceutical Services, Inc., in the United States and other jurisdictions, unless noted otherwise.
Daikyo Crystal Zenith® and Daikyo CZ® are trademarks of Daikyo Seiko, Ltd. Daikyo Crystal Zenith® technologies are licensed from Daikyo Seiko, Ltd.
Teflon® is a registered trademark of DuPont.